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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
City National Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-01993, 333-87719, 333-61854, 333-88118 and 33-56632) on Form S-8, and (No. 333-104395) on Form S-4 of City National Corporation of our reports dated February 27, 2008, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of City National Corporation.

        Our report on the consolidated financial statements refers to changes in 2007 in City National Corporation's method of accounting for uncertainty in income taxes, and in 2006, City National Corporation changed its methods of accounting for defined benefit pensions and other postretirement plans, stock-based compensation, and considering the effects of prior year misstatements when quantifying misstatements in the current year financial statements.

KPMG LLP

Los Angeles, California
February 27, 2008

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  Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM